Exhibit 99.1
Ralph Lauren Corporation Strengthens Leadership Team with Three Key Executive Appointments
Names Jane Nielsen Chief Financial Officer; Bill Campbell Corporate Senior Vice President of Global Supply Chain and Inventory Management; and Jeffrey Kuster Group President for the Americas
New York – June 9, 2016 – Ralph Lauren Corporation (NYSE: RL) today announced three senior executive appointments to further strengthen its leadership team as part of its Way Forward Plan.

Jane Nielsen has been named Chief Financial Officer. Ms. Nielsen has a track record for delivering strong financial results at multi-channel consumer businesses, most recently at Coach, Inc., where she was instrumental in its global business transformation as Executive Vice President and Chief Financial Officer. In an expanded CFO role at Ralph Lauren, in addition to all Finance functions, she will oversee Store Operations, Procurement, IT, and Investor Relations. Her appointment is effective September 6, 2016.

Bill Campbell has been named Corporate Senior Vice President of Global Supply Chain and Inventory Management. He has been at Amazon Inc. for the past 11 years in key distribution and logistics leadership roles and has world-class expertise in managing inventory, improving supply chain performance and reducing delivery times for customers. He will start at Ralph Lauren by October 1, 2016.

Jeffrey Kuster has been named Group President for the Americas. Jeff has deep experience building brands and driving high-quality sales in leadership roles at HSN, Inc., Fruit of the Loom, Inc. and VF Corporation. He will oversee all commercial activities for the Americas region, including Wholesale, Retail, E-Commerce, Factory, Travel Retail and Latin America. His appointment is effective July 11, 2016.

Ms. Nielsen, Mr. Campbell and Mr. Kuster will all report directly to Stefan Larsson, President and Chief Executive Officer.

Mr. Larsson said, “We are thrilled to have attracted these three high-performance leaders – all of whom have best-in-class knowledge that is directly aligned to our Way Forward Plan. With Jane’s key role as a change agent at Coach, Bill’s supply chain experience at Amazon, and Jeff’s track record of building high-quality omnichannel sales for leading consumer brands, we will be even better positioned to strengthen our underlying business engines and drive profitable sales and shareholder returns.”

Robert L. Madore will remain with Ralph Lauren through September 30, 2016 to facilitate a seamless CFO transition.

Mr. Larsson added, “On behalf of the Board of Directors and everyone at Ralph Lauren, I want to thank Bob for his valuable contributions as CFO over the last year and as a key member of the finance team over the last 12 years. We wish Bob every success in his future endeavors.”

JANE NIELSEN BIOGRAPHY
Jane Nielsen has been Executive Vice President and Chief Financial Officer of Coach, Inc. since September 2011. Prior to joining Coach, Ms. Nielsen was Senior Vice President and Chief Financial Officer of Pepsi Beverages Americas and Global Nutrition Group. She held various senior financial positions at PepsiCo, Inc. from 1996 to 2011. From 1990 to 1996, she was with Marakon Associates, a global strategy consulting firm, after beginning her career in 1986 as an analyst at Credit Suisse First Boston.

Ms. Nielsen has a B.A. in Economics from Smith College and an M.B.A. from Harvard Business School. She serves on the Board of Directors of Pinnacle Foods Inc. where she is Chair of the Compensation Committee and Member of the Audit Committee.

BILL CAMPBELL BIOGRAPHY
Bill Campbell was most recently Director, European Supply Chain & Transportation Operations at Amazon. During his 11 years at Amazon, Mr. Campbell held leadership positions of increasing responsibility within distribution and logistics, systems and software development and sales and operations planning. Mr. Campbell previously worked at Intel Corporation from 1997 to 2005 where he managed factory workers to reduce inventory levels and drive production efficiencies, and developed technical tools to automate demand and capacity planning that informed supply chain decisions.

Mr. Campbell holds a B.S. and an M.S. in Industrial Engineering from Purdue University and an MBA from the W.P. Carey School of Business at Arizona State University.
JEFFREY KUSTER BIOGRAPHY
Jeffrey Kuster was most recently President of HSN, Inc.’s Cornerstone Portfolio, where he oversaw a number of aspirational home and apparel lifestyle brands, including Frontgate, Ballard Designs, Garnet Hill, Grandin Road, Chasing Fireflies, Improvements, and TravelSmith.  Prior to joining HSN, Mr. Kuster was Chief Marketing and Strategy Officer at Berkshire Hathaway’s Fruit of the Loom, where he worked from 2007 to 2014 and held a number of leadership positions managing a portfolio of iconic brands throughout Europe, including as Fruit of the Loom’s CEO for EMEA and India. Prior to that, he was with VF Corporation from 2001 to 2007 after four years at McKinsey & Company.

Mr. Kuster holds a B.A. in Economics and International Relations from Beloit College, and an MBA and MPP from the University of Chicago’s Graduate School of Business and the Harris School of Public Policy Studies.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 49 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren Purple Label, Ralph Lauren Collection, Double RL, Ralph Lauren Black Label, Polo Ralph Lauren, Polo Sport, Polo Ralph Lauren Children’s, Ralph Lauren Home, Lauren Ralph Lauren, RLX, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's “Way Forward Plan,” and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ are identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS
Ralph Lauren Corporation
Investor Relations:
Evren Kopelman, 212-813-7862
or
Corporate Communications:
Ryan Lally, 212-318-7116